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EVERGREEN SOLAR, INC. MANAGEMENT INCENTIVE PLAN

The purpose of the Management Incentive Plan is to recognize and reward key employees of Evergreen Solar for the business performance of the organization. The Management Incentive Plan is based on company performance results, compared to annually established plan goals.

Objectives

      - Promote strong linkage between employee contributions and overall Company performance that enhances shareholder value.

      - Reward performance that directly supports the achievement of Company annual business objectives.

      - Attract and retain critical technical and management talent necessary for the Company's success.

      - Provide the opportunity for significant compensation based company annual performance.

Eligibility

Plan participants will include: CEO, SVP's, VP's, Director's and all other Professional Staff. The plan allows the inclusion of other non-referenced employees as approved by the CEO or Compensation Committee.

Individual Participation Levels

Participation in the Management Incentive Plan will be based on position level in the company at the beginning of each calendar year. EMPLOYEES HIRED OR PROMOTED ON OR AFTER OCTOBER 1ST WILL NOT BE ELIGIBLE FOR PARTICIPATION IN THE MANAGEMENT INCENTIVE PLAN. Promotions and new hires prior to October 1st will be eligible for participation in the plan on a pro-rated basis, determined by using the promotion date or hire date. The following table identifies eligible participants and the targeted bonus level:

Position Level                           Incentive Target
-------------         ------------------------------------------------------------------
Level 4               40% (based on 100% attainment of Company Performance Targets
                      AND Corporate Strategic Goals)

Level 3               25% (based on 100% attainment of Company Performance Targets
                      AND Corporate Strategic Goals)

Level 2               15% (50% of bonus opportunity is based on 100% attainment of
                      Company Performance Targets and 50% is based on 100% attainment of
                      Departmental Objectives)

Level 1               5% (50% of bonus opportunity is based on 100% attainment of
                      Company Performance Targets and 50% is based on 100% attainment
                      Of Department Objectives)

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Actual Management Incentive Plan payments can be more or less than the targeted amount based on Company Performance Target Calculations and/or achievement of Corporate Strategic Goals and departmental objectives.

Level 3 and Level 4 plan participants become eligible for bonus payout based on attainment of Company Performance Targets AND the achievement of Corporate Strategic Goals. Level 3 and Level 4 employees must be performing at a "Meets Expectations" level or above, and must be employed by Evergreen Solar at the time plan payments are made.

Level 1 and 2 plan participants become eligible for 40-60% of their bonus amount based on attainment of Company Performance Targets. The remaining 40-60% of the eligible bonus amount is earned based on the attainment of Strategic and/or Departmental Objectives as outlined by the Plan. The actual weighting of Company Performance Targets and Strategic/Departmental Objectives will be established annually. As with Level 3 and level 4 participants, level 1 and 2 participants must be employed by Evergreen Solar at the time plan payments are made and be performing at or above a "Meets Expectations" level.

Company Performance Targets

Total Company performance for the purposes of this bonus plan will be determined by attainment of financial, strategic and departmental objectives. Specific targets will be determined and communicated to plan participants on an annual basis.

The CEO, in conjunction with the Board of Directors, reserves the right to amend or change Company Performance Targets at any time during the plan year, if such a change is deemed to be in the best interest of Evergreen Solar, Inc.

The CEO and the Board of Directors also reserve the right to make discretionary bonus payments to plan and non-plan participants, based on their contribution to Evergreen Solar goals and objectives, regardless of the achievement of Company Performance Targets.

Company Strategic Objectives

As the company enters its' next growth phase, we are cognizant that many factors beyond pure financial measures, will contribute to our overall success. As such, the Management Incentive Plan payouts will be calculated based on the attainment of financial targets as well as Corporate Strategic Goals and departmental objectives. Specific Corporate Strategic Goals will be established and communicated by the CEO, and must be executed by year-end in order for Level 3 and Level 4 participants to receive a bonus payout.

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Departmental Objectives

As outlined above, Level 1 and Level 2 participants will have a significant percentage (established and communicated annually) of their bonus opportunity based on departmental goal attainment. Departmental objectives must be clear linkage to the "macro" strategy and/or objectives of Evergreen Solar; be easily recognizable or measurable when completed; and, Level 1 and level 2 plan participants play a key role in its' attainment.

Establishment of Company Performance Targets and Department Objectives

The CEO will recommend performance targets for revenue and gross margin for the coming year to the Compensation Committee. He will also establish and gain necessary approvals relative to the Corporate Strategic Goals for the upcoming year. The Compensation Committee will set the coming year's targets at the last meeting of each calendar year.

For Level 1 and Level 2 participants, departmental objectives will be established by the appropriate department Vice President and approved by the CEO. Departmental objectives will be communicated to plan participants at the beginning of each calendar year.

Determination and Approval of Company Performance Results and Departmental Objective Results

The CEO will review company performance with the Board of Directors and the Compensation Committee at the first meeting of each calendar year. Additionally, the CEO will review attainment of departmental results with each Vice President. Upon approval from the Compensation Committee, Management Incentive Plan calculations will be initiated and payment will be made to eligible participants.